EXHIBIT 99.1

                       [GRAPHIC OMITTED]


                                               FOR FURTHER INFORMATION CONTACT:
                                                          Ralph B. Mandell, CEO
                                                           PrivateBancorp, Inc.
                                                                   312-683-7100

FOR IMMEDIATE RELEASE

                   WILLIAM RYBAK NAMED TO PRIVATEBANCORP, INC.
                               BOARD OF DIRECTORS

Chicago, IL January 5, 2004 -- William R. Rybak, 52, was named to the board of directors of PrivateBancorp, Inc. (NASDAQ:PVTB), it was announced today, expanding the board to 16 members.

Rybak, who has over 30 years experience in auditing and finance, has also been appointed to the board's audit committee fulfilling the NASDAQ rules regarding independent financial experts serving on audit committees of exchange listed companies.

Rybak began his career on the auditing staff of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) in 1973. He was named an audit partner in the firm's Chicago office in 1982, serving banking, thrift and investment services clients. In 1986, he joined VanKampen Investments, Inc. an $85 billion asset management firm, as executive vice president and chief financial officer. His responsibilities included all corporate financial matters including financial reporting, strategy, budgets, risk management and treasury. He retired from VanKampen in 2000.

A certified public accountant, Rybak received his BA in accounting from Lewis University and his MBA from the University of Chicago.


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Active in various civic and industry affairs, he is currently chairman of the board of trustees of Lewis University, where he has been on the board since 1982. He is also a member of the board of directors of Howe Barnes Investments, Inc. and the Calamos Mutual Funds. Rybak is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial service primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel LLC. The Company, which had assets of $1.9 billion at September 30, 2003, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebancorp.com.

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